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                                                                    Exhibit 10.4







                                            January 3, 1997




Mr. Doyal H. Hodge, CPA
1121 River Chase Road
Lenoir City, TN 37772

Dear Doyal:

    We are delighted that you have agreed to accept our offer of employment with Celerity Systems, Inc.

    This will confirm our offer to you for the position of Vice President of Finance commencing January 20, 1997. Please note that as an officer of Celerity Systems, Inc., you are covered by our Director and Officers Liability Insurance. If you accept this offer of employment, you will report directly to the CEO, and your responsibilities will be those outlined to you in discussions with me during your interview process, and include the following:

    1. Maintaining the books of the Corporations including issuing of financial statements on a monthly basis in a timely manner.

    2.   Annual audit.

    3. Preparation of the annual operating plan and forecasts of annual results based on the current results.

    4.   Internal control functions.

    5.   Reporting financial results to the Corporation's Board of Directors.

    6.   Administration, Human Resources, Purchasing, and Payroll.


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Mr. Doyal H. Hodge, CPA
January 3, 1997
Page 2


    In the position of VP-Finance, you will become a member of the senior management team.

    Your compensation will be comprised of a base salary and participation in a financial incentive plan as described below:

    1.   Your base salary will be $80,000 per year paid monthly.

    2. Additional incentive compensation will be available under an executive incentive plan incorporating two elements:

         a. Element 1: Up to $16,000 based on your achievement of specific objectives. Within your first 90 days of employment and prior to the beginning of each year, you will propose, for the approval of the CEO, a set of specific operating objectives for that calendar year. At the conclusion of the year, your achievement of those objectives will be reviewed by you and the CEO and the CEO will determine the extent to which these objectives have been accomplished.

         b. Element 2: $16,000 based on the company achieving a minimum of 80% of the annual operating plan.

    Additionally, you will be awarded stock options to purchase 25,000 shares of the Company's common stock in accordance with the Employee Stock Option Plan. The exercise price will be determined at the time of the issuance of these options, and the requirements of the Plan and related tax laws. The Plan provides for 3 year cliff vesting with immediate vesting if there is either of:
(1) change in control or ownership, or (2) new equity investment of $5 million or more. If the Plan is changed or modified to improve vesting rights, your stock option award will be covered by those changes.

    Following the end of our regular probationary period for new employees as required by our various benefit plans, you will be eligible to receive employee benefits normally provided to regular full-time employees. You will be entitled to 2 weeks vacation in 1997.


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Mr. Doyal H. Hodge, CPA
January 3, 1997
Page 3


    Doyal, we are very happy that you will be joining us on January 20, 1997 and we look forward to a long and beneficial relationship. If you agree with the provisions of this offer, please sign in the space provided.

                                                 Yours truly,

                                                 /s/ Donald C. Greenhouse
                                                 ------------------------------
                                                 Donald C. Greenhouse, CEO



/s/ Doyal H. Hodge, Jr.                           1/6/97
------------------------                         ----------
Doyal Hodge                                      Date

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                          [LETTERHEAD OF CELERITY]



October 1, 1997


Mr. Doyal H. Hodge, Jr., CPA
1121 River Chase Road
Lenoir City, TN  37772

Dear Doyal:

The purpose of this letter is to confirm and accept your resignation as Vice President and Chief Financial Officer of Celerity Systems, Inc. (the "Company"), effective immediately, as well as to set forth the transition related to your resignation.

   1. You have agreed to make your best efforts to remain in the employ of Celerity Systems, Inc. until the Company hires a new CFO or until December 31, 1997.

   2. The Letter Agreement between the Company and you, dated January 3, 1997, is hereby terminated in its entirety, without further obligations under such Letter Agreement on the part of either party.

   3. Your countersignature following this letter will constitute your resignation from each of your positions as an officer of the Company. Your continued employ by the Company (as described in item 1 above) will be as a member of the Company's financial staff directly reporting to the CEO, with appropriate responsibilities. In particular, the Company currently anticipates requiring your assistance in connection with the preparation for the Company's initial public offering and the Company's transition to new financial management.

   4. So long as you remain in the employ of the Company, you will continue to be paid a base salary of $80,000 on a monthly basis. You will also retain all vacation days that you have been granted prior to this resignation as well as continuing to accrue those and all other normal benefits as an employee of the Company.

   5. As previously discussed, you have relinquished any right to all previously awarded Company stock options and agree that such options are hereby cancelled. You further acknowledge and agree that you have not received and have no right to receive any other stock options or securities of the Company.

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Mr. Doyal H. Hodge, Jr., CPA
October 1, 1997
Page 2



Doyal, please allow me to take this opportunity to thank you for your past (and continuing) efforts on behalf of the Company and to wish you every success in your future endeavors.

If you are in agreement with the foregoing, please countersign a copy of this letter and return it to me.

Best regards,



/s/ Kenneth D. Van Meter
------------------------
Kenneth D. Van Meter
Vice President and CEO

KDV:mem

Acknowledged and agreed as of the date written above:


Accepted: /s/ Doyal H. Hodge, Jr.
          ---------------------------
          Doyal H. Hodge, Jr.